EXHIBIT 99.1

Damon Elder
delder@ahinvestors.com
(949) 270-9207

American Healthcare Investors’ Executive Team Enters Into
Griffin-American Healthcare REIT IV Stock Purchase Plans

IRVINE, Calif. (March 4, 2016) - American Healthcare Investors, one of the world’s most active investors and largest managers of healthcare real estate, announced today that its three founding principals, Jeff Hanson, Danny Prosky and Mathieu Streiff, along with the company’s executive vice presidents, have entered into irrevocable stock purchase plans applicable to the recently launched Griffin-American Healthcare REIT IV.
Under the terms of the plans, Hanson, Prosky and Streiff have agreed to invest 100 percent of the after-tax cash compensation (salary and annual bonus) they receive as executives of American Healthcare Investors, the REIT’s co-sponsor, directly into common stock of the REIT. Hanson serves as chairman of the board and chief executive officer of Griffin-American Healthcare REIT IV, Prosky serves as the REIT’s president and chief operating officer and Streiff serves as its executive vice president and general counsel. Hanson, Prosky, Streiff and Kevin Shields, chairman and CEO of Griffin Capital Corporation, the REIT’s other co-sponsor, have subscribed for initial investments totaling $1 million(1) into the REIT to be amongst its first individual investors. This initial subscription is in addition to the ongoing stock purchases that Hanson, Prosky and Streiff will make through their stock purchase plans.
Additionally, the three executive vice presidents of American Healthcare Investors have also entered into stock purchase plans wherein they invest a portion of their after-tax cash compensation (salary or salary and annual bonus), ranging between 10 percent to 15 percent, into shares of Griffin-American Healthcare REIT IV.
“We share a fundamental belief that executives responsible for the management of an investment on behalf of stockholders should make considerable personal monetary investments that align their interests with those of the stockholders,” said Hanson. “Over the course of our history, our executive team has proudly invested significant percentages of our individual net worth into the REITs we sponsor, an industry leading practice that should be the norm, rather than the exception. In fact, co-sponsor insiders have invested nearly $30 million in their prior two REITs, Griffin-American Healthcare REIT II and Griffin-American Healthcare REIT III, on a combined basis.”
The plans, as disclosed in a filing by Griffin-American Healthcare REIT IV with the U.S. Securities and Exchange Commission, state that investments will begin after the REIT breaks escrow and accepts its first public investors. The plans will remain in effect until the end of 2016, as the plans must be renewed on an annual basis, or earlier upon the occurrence of certain events. All of the personnel who have entered into the stock purchase plans have expressed their intention to renew the plans on an annual basis at the end of 2016.
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(1) Includes $250,000 subscribed by Mr. Shields indirectly through an entity in which he owns controlling interest.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees a 29 million-square-foot portfolio valued at approximately $8 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of Feb. 1, 2016, this international portfolio includes approximately 590 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior care campuses located throughout the United States and the United Kingdom. The company and its principals have completed in excess of $23 billion in aggregate acquisition and disposition transactions, approximately $13 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

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This release contains certain forward-looking statements with respect to American Healthcare Investors personnel’s desire to renew their stock purchase plans. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements in this document speak only as of the date on which such statements were made, and undue reliance should not be placed on such statements.  We undertake no obligation to update any such statements that may become untrue because of subsequent events.